Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Vaxcyte, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(r)	13,476,562(2)	$64.00	$862,499,968	0.00014760	$127,305

Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock	457(r)	781,250	$64.00(3)	— (3)	0.00014760	— (3)

	Total Offering Amounts					$862,499,968		$127,305

	Total Fee Offsets							—

	Net Fee Due							$127,305

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-257622) on July 2, 2021 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)

Includes 1,757,812 shares of common stock that the underwriters have an option to purchase and 781,250 shares of common stock that are issuable upon the exercise of pre-funded warrants referenced below.

(3)

Represents the sum of the pre-funded warrant sales price of $63.999 per warrant and the exercise price of $0.001 per share issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded warrants.